UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                  DrugMax, Inc.
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                         (Title of Class of Securities)

                                    262240104
                                 (CUSIP Number)

                                January 20, 2006
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |X|   Rule 13d-1(b)
            |X|   Rule 13d-1(c)
            |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 262240104               SCHEDULE 13G                      Page 2 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEDCAP MANAGEMENT & RESEARCH LLC
     94-3411543
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           11,219,948
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         11,219,948
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,219,948
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     17.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

CUSIP No. 262240104               SCHEDULE 13G                      Page 3 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEDCAP PARTNERS L.P.
     94-3412423
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           7,809,111
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         7,809,111
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,809,111
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 262240104               SCHEDULE 13G                      Page 4 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEDCAP MASTER FUND, L.P.
     98-0437526
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     CAYMAN ISLANDS
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,410,837
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,410,837
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,410,837
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP No. 262240104               SCHEDULE 13G                      Page 5 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MEDCAP PARTNERS OFFSHORE, LTD.
     N.A
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     CAYMAN ISLANDS
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,410,837
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,410,837
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,410,837
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP No. 262240104               SCHEDULE 13G                      Page 6 of 12

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     C. FRED TONEY

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           11,219,948
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         11,219,948
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,219,948
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     17.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN/HC
--------------------------------------------------------------------------------

CUSIP No. 262240104               SCHEDULE 13G                      Page 7 of 12

Item 1(a).  Name of Issuer:

            DrugMax, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            312 Farmington Avenue
            Farmington, CT  06032

Item 2(a).  Names of Persons Filing:

            MedCap Management & Research LLC ("MMR")

            MedCap Partners L.P. ("MedCap Partners")

            MedCap Master Fund, L.P. ("MedCap Master Fund")

            MedCap Partners Offshore, Ltd. ("MedCap Offshore")

            C. Fred Toney

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business address of MMR, MedCap Partners and C. Fred Toney is 500 Third Street, Suite 535, San Francisco, CA 94107.

            The principal business address of MedCap Master Fund and MedCap Offshore is c/o ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive, George Town, Grand Cayman, Cayman Islands.

Item 2(c).  Citizenship:

            Reference is made to Item 4 of pages 2, 3, 4, 5 and 6 of this
Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 par value per share

Item 2(e).  CUSIP Number:

            262240104

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

            (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
            78c).

CUSIP No. 262240104               SCHEDULE 13G                      Page 8 of 12

            (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

            (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) |X| An investment adviser in accordance with ss.
            240.13d-1(b)(1)(ii)(E);

            (f) |_| An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

            (g) |X| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

            (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

            MedCap Partners is the beneficial owner of 7,809,111 shares of the Issuer's Common Stock (the "Common Stock"). The percentage of Common Stock beneficially owned by MedCap Partners for the purposes of this Schedule 13G is 11.9%.

            MedCap Master Fund is a Master Fund and contains substantially all of the assets of a "feeder fund," MedCap Offshore. MedCap Master Fund and Medcap Offshore are the beneficial owners of 3,410,837 shares of the Common Stock. The percentage of Common Stock beneficially owned by MedCap Master Fund and MedCap Offshore for the purposes of this Schedule 13G is 5.2%.

            The percentage of Common Stock beneficially owned indirectly by MMR and C. Fred Toney is 17.1%. MMR, as general partner and investment manager of MedCap Partners and MedCap Master Fund, and C. Fred Toney as managing member of MMR, may be deemed to beneficially own the securities owned by MedCap Partners and MedCap Master Fund in that they may be deemed to have the power to direct the voting or disposition of the Securities.

            Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that either MMR or C. Fred Toney is, for any purpose, the beneficial owner of any securities to which this Schedule relates, and MMR and C. Fred Toney disclaim beneficial ownership as to such securities, except to the extent of their respective pecuniary interests therein.

CUSIP No. 262240104               SCHEDULE 13G                      Page 9 of 12

            Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

            The calculation of percentage of beneficial ownership in item 11 of pages 2, 3, 4, 5 and 6 was derived from the Issuer's Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on January 4, 2006, in which the Issuer stated that the number of shares of Common Stock outstanding as of December 29, 2005 was 65,755,686 shares.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 262240104               SCHEDULE 13G                     Page 10 of 12

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2006                 MEDCAP MANAGEMENT & RESEARCH LLC


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

                                        C. FRED TONEY


                                        /s/ C. Fred Toney
                                        ----------------------------------------
                                        C. Fred Toney

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 26, 2006                 MEDCAP PARTNERS L.P.
                                        By: MedCap Management & Research LLC,
                                        its General Partner


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

CUSIP No. 262240104               SCHEDULE 13G                     Page 11 of 12

                                        MEDCAP MASTER FUND, L.P.
                                        By: MedCap Management & Research LLC,
                                        its General Partner


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

                                        MEDCAP OFFSHORE FUND, LTD.


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Director

                                  EXHIBIT INDEX

            Exhibit A         Joint Filing Undertaking          Page 12

CUSIP No. 262240104               SCHEDULE 13G                     Page 12 of 12

                                    EXHIBIT A

                            JOINT FILING UNDERTAKING

            The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.

Dated: January 26, 2006                 MEDCAP MANAGEMENT & RESEARCH LLC


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

                                        MEDCAP PARTNERS L.P.
                                        By: MedCap Management & Research LLC,
                                        its General Partner


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

                                        MEDCAP MASTER FUND, L.P.
                                        By: MedCap Management & Research LLC,
                                        its General Partner


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Managing Member

                                        MEDCAP OFFSHORE FUND, LTD.


                                        By: /s/ C. Fred Toney
                                            ------------------------------------
                                            C. Fred Toney, its Director

                                        C. FRED TONEY


                                        /s/ C. Fred Toney
                                        ----------------------------------------
                                        C. Fred Toney